Exhibit 10.1

August 31, 2007

Mr. Scott J. Cromie

2510 Lennox Drive

Germantown, TN  38138

Re:          Termination of Employment with The ServiceMaster Company

Dear Mr. Cromie:

Reference is hereby made to your Change in Control Severance Agreement (the “Agreement”) dated as of October 31, 2001 by and between you and The ServiceMaster Company, as assumed by ServiceMaster Global Holdings, Inc. (collectively, “ServiceMaster”).  The terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Agreement.

This letter serves as an acknowledgement by you and ServiceMaster that (i) your employment with ServiceMaster, and all offices and other positions therewith, shall terminate on August 31, 2007 (the “Date of Termination”), (ii) that your employment is being terminated by ServiceMaster for reasons other than Cause and (iii) that such termination will occur during the Termination Period pursuant to Sections 3(a) and 3(b) of the Agreement, other than by reason of a Nonqualifying Termination.

This letter is not intended to limit any of your rights under the Agreement, including your entitlement to the payments made under Sections 3(a) and 3(b) of the Agreement and certain additional payments under Section 4 of the Agreement.  If your employment terminates prior to the Date of Termination by reason of a Nonqualifying Termination (i.e., resignation without Good Reason, termination for Cause, death or disability), then you shall be entitled only to the payments described in Section 3(c) of the Agreement.

Please acknowledge your agreement with this letter below and return it to my attention.

THE SERVICEMASTER COMPANY

		By:	/s/ Lisa V. Goettel
Lisa V. Goettel
Sr. Vice President/Human Resources
Agreed and acknowledged:

/s/ Scott J. Cromie
Scott J. Cromie

Date:	September 4, 2007